Exhibit 10.3

Policy (PO)

Title:	Executive Officer Employment Separation Policy	PO #:	1076
		Effective Date:	6/15/16

Approver:	John Reing	Rev #:
	Chief Human Resources Officer	Rev Date:

1.    Purpose

The purpose of this policy is to provide an overview of the CSRA provisions that are applicable in the event of the separation of an executive officer.
2.    Requirements

2.1    Executive Officer Identification
Executive officers are defined to include the Chief Executive Officer (CEO) and those Section 16 officers reporting directly to CEO.
2.2.    Executive Officer Severance Plan
2.2.1    Eligibility and Severance Provisions
Executive officers, reporting directly to CEO in active employment status with CSRA, are covered under the Executive Officer Severance Plan in the event that their employment is terminated by CSRA without cause. Executive officers who resign from CSRA or are separated for cause are not eligible for severance benefits. The following provisions apply:

•	Severance payment is contingent upon signing a release of claims, within a specified time period, following the separation.

•	Non-compete and non-solicitation provisions in the release agreement shall be generally consistent with company standard.

•	Severance payments provided to executive officers must be approved by the CEO and the Compensation Committee.

•
There may be a six month delay in payments and benefits provided to certain specified employees, as determined under Section 409A of the Internal Revenue Code. Earnings will be credited during any such payment or benefit delay period.

2.2.2    Severance Payment
Executive Officer Severance includes up to twelve (12) months of base salary continuation, Health & Welfare COBRA benefits for up to twelve (12) months, and a pro-rata portion of the EICP earned, paid at target, within thirty (30) days of receiving the fully executed release of claims.
2.3    Senior Management and Designated Key Employees Severance Plan in a Change in Control
2.3.1    Eligibility and Severance Provisions
Section 16 officers reporting directly to the CEO and key employees identified by the CEO are eligible for the Senior Management and Designated Key Employees Severance Plan if the participant either within two years of a change in control transaction closing, voluntarily resigns for good reason, as defined below, or if the participant within three years of a change in control transaction closing is involuntarily separated without cause, excluding reasons of death and disability. The following provisions apply:

•	Severance payment is contingent upon signing a release of claims, within a specified time period, following the separation.

•	Non-compete and non-solicitation provisions in the release agreement shall be generally consistent with company standard.

•	Severance payments provided to executive officers must be approved by the CEO and the Compensation Committee. Severance payments provided to all other participants must be approved by the CEO.

•
There may be a six month delay in payments and benefits provided to certain specified employees, as determined under Section 409A of the Internal Revenue Code. Earnings will be credited during any such payment or benefit delay period.

2.3.2    Severance Payment
Senior Management and Designated Key Employees Severance includes a one-time lump sum payment equal to two times the sum of the participant’s then-current annual base salary plus the average of the three most recent annual EICP awards paid (if available) plus H&W COBRA benefits for two years (24 months). Payment will be made within thirty (30) days of receiving a fully executed release of claims.
3.    Exceptions

If any specific provision of this policy directly conflicts with Federal, state, and local laws; regulations; and / or labor agreements, then the relevant law, regulation or labor agreement will supersede that section or provision of this policy, but the remainder of this policy will remain in effect.
Any exception to this policy must be reviewed and approved by CEO and the Compensation Committee.
4.    References

4.1     Definitions
Change in Control Consummation of a change in the ownership of CSRA, a change in effective control of CSRA or a change in the ownership of substantial portion of the assets of CSRA, in each case as defined under Section 409A of the Internal Revenue Code.
Voluntary Resignation for Good Reason A participant’s separation of employment from CSRA is deemed for good reason if it occurs within six months of the following without the participant’s express written consent:

1.	A substantial change in the nature, or diminution in the status, of the participant’s duties or position from those in effect immediately prior to the change in control;

2.
A reduction by CSRA in the participant’s annual base salary or target total cash in effect on the date of a change in control or in effect thereafter if such compensation has been increased and such increase was approved prior to the change in control.

3.
A failure to continue in effect any stock option or other equity based or non-equity based incentive compensation plan in effect immediately prior to the change in control, or a reduction in the participant’s participation in any such plan, unless the participant is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value;

4.
A failure to provide the participant the same number of paid vacation days per year available prior to the change in control, or any material reduction or the elimination of any material benefit or perquisite enjoyed by the participant immediately prior to the change in control;

5.	Any material breach by CSRA of any provision of the severance plans or of any agreement entered into pursuant to the severance plans or any stock or restricted stock agreement;

6.	Conduct by CSRA, against the participant’s volition, that would cause the participant to commit fraudulent acts or would expose the participant to criminal liability; and/or

7.	Any failure by CSRA to obtain the assumption of the severance plans or any agreement entered into pursuant to the severance plans by any successor or assign of CSRA.
Separation for Cause A termination of employment that may result as a result of the following:

•	Fraud, misappropriation, embezzlement or other act of material misconduct against CSRA or any of its affiliates;

•	Conviction of a felony involving a crime of moral turpitude;

•	Willful violation of any rules or regulations of any government or regulatory body material to the business of CSRA; and/or

•
Substantial and willful failure to render services in accordance with the terms of the severance plans (other than as a result of illness, accident or other physical or mental incapacity), provided that (i) a demand for performance of services has been delivered to the participant in writing by or on behalf of the Board at least sixty (60) days prior to separation identifying the manner in which the Board believes that the participant has failed to perform and (ii) the participant has thereafter failed to remedy such failure to perform.

42     Supporting Documents
None

CSRA has the right to suspend, modify, or terminate this policy at any time.